Independent Auditor's Consent




To the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust



We consent to the use of our report dated May 30, 1997 with respect to Dreyfus Premier Limited Term High Income Fund of The Dreyfus/Laurel Funds Trust and to the reference to our firm under the heading "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.





                                   KPMG Peat Marwick LLP



New York, New York
November 20, 1997